Clarivate Reports Fourth Quarter and Full Year 2025 Results
— Value Creation Plan accelerated organic ACV and drove higher cash flow in 2025 —
— Financial outlook for 2026 projects continued momentum —
— Provides update on strategic review; Currently engaged in active discussions with interested parties to sell Life Sciences & Healthcare business —
London, UK -- February 24, 2026 Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a leading global provider of transformative intelligence, today reported results for the fourth quarter and full year ended
December 31, 2025.
Executive Commentary
Matti Shem Tov, Chief Executive Officer:
“In 2025, Clarivate achieved significant innovation and growth. We advanced our Value Creation Plan by refining our business model, enhancing sales execution, and investing in proprietary assets while developing Agentic AI capabilities throughout our portfolio. These efforts have strengthened both our operational and financial standing and improved our revenue composition through the broader adoption of subscription-based services. As a result, we realized nearly 2% organic ACV growth, increased recurring organic revenue, and stronger free cash flow conversion, all while meeting our full-year financial guidance for 2025.”
“As we look ahead to 2026, we are operating with improved focus, efficiency, and momentum. We are utilizing our proprietary solutions in conjunction with AI to deliver greater value to our customers, and we remain committed to disciplined execution, continued organic growth, and thoughtful capital allocation.”
Jonathan Collins, Executive Vice President and Chief Financial Officer:
“We anticipate a steady improvement in our financial performance for 2026. Although overall reported revenue will be lower due to the previously announced strategic divestitures of transactional based revenues, we forecast growth in organic ACV and recurring organic revenue. Due to robust organic growth conversion and diligent cost management, Adjusted EBITDA is projected to grow, accompanied by an estimated 200 basis point expansion in margins. Additionally, we estimate free cash flow will rise by roughly 10% to nearly $400 million at midpoint, allowing us to reinvest in our business and provide returns to shareholders.”
Sale Process for Life Sciences & Healthcare Segment
The Company previously announced a strategic review of its business portfolio. Following a comprehensive evaluation, the Company today announced it is pursuing a sale of its Life Sciences & Healthcare business.
Clarivate has retained Morgan Stanley & Co. LLC as its financial advisor, and is currently engaged in active discussions with interested parties. The Company believes that a potential sale will allow further emphasis on the
Academia & Government and Intellectual Property markets, and it is anticipated that proceeds from a potential sale would enable the Company to strengthen its balance sheet through reduced leverage. There can be no assurances that the sale process will result in a transaction. Clarivate does not intend to comment further regarding this matter until additional disclosure is determined to be appropriate.
Fourth Quarter 2025 Results
Total revenues for the fourth quarter 2025 were $617.0 million, compared to $663.0 million in the fourth quarter
2024, reflecting the impact of inorganic divestitures and disposals. On an organic basis, revenues declined 1.2%, as 1.0% organic subscription growth was more than offset by lower organic re-occurring and transactional revenues.
Net income for the fourth quarter 2025 improved to $3.1 million, or $0.00 per diluted share, compared to a net loss of $191.8 million, or $0.27 per diluted share, in the prior year period. Adjusted net income was $129.7 million, or $0.20 per diluted share, compared to $145.5 million, or $0.21 per diluted share, in the fourth quarter
2024. Adjusted EBITDA was $254.6 million, compared to $285.3 million in the prior year period.

Full Year 2025 Results
Total revenues for the full year 2025 were $2,455.2 million, compared to total revenues of $2,556.7 million in
2024, primarily reflecting the impact of inorganic divestitures and disposals. Organic revenues declined 0.1%, as
0.6% organic recurring revenue growth was offset by lower organic transactional revenues.
Organic ACV increased 1.8% compared to December 31, 2024, and the mix of organic recurring revenue improved significantly, increasing 800 basis points to 88% of total revenue, compared to 80% in the prior year.
This shift reflects continued progress toward a more sustainable, subscription-led revenue base.
Net loss for the full year 2025 improved to $201.1 million, or $0.30 per diluted share, compared to a net loss of
$636.7 million, or $0.96 per diluted share, in 2024. Adjusted net income was $468.1 million, or $0.69 per diluted share, compared to $525.3 million, or $0.73 per diluted share, in the prior year. Adjusted EBITDA was $1,001.8 million, compared to $1,060.4 million in 2024.
Strong Cash Flow Generation
Clarivate generated $628.5 million of operating cash flow and $365.3 million of free cash flow during the full year of 2025. The Company returned capital to shareholders through approximately $225 million in ordinary share repurchases, including 21.2 million shares during the fourth quarter, for a total of 56.0 million shares repurchased in 2025.
Selected Financial Information

(In millions, except percentages and per share data), (unaudited)	Three Months Ended December 31,		Change		Year Ended December 31,		Change
	2025	2024	$	%	2025	2024	$	%
Revenues	$617.0	$663.0	$(46.0)	(6.9)%	$2,455.2	$2,556.7	$(101.5)	(4.0)%

Net income (loss)	$3.1	$(191.8)	$194.9	101.6%	$(201.1)	$(636.7)	$435.6	68.4%
Adjusted net income(1)	$129.7	$145.5	$(15.8)	(10.9)%	$468.1	$525.3	$(57.2)	(10.9)%
Adjusted EBITDA(1)	$254.6	$285.3	$(30.7)	(10.8)%	$1,001.8	$1,060.4	$(58.6)	(5.5)%

Diluted EPS	$0.00	$(0.27)	$0.27	100.0%	$(0.30)	$(0.96)	$0.66	68.8%
Adjusted diluted EPS(1)	$0.20	$0.21	$(0.01)	(4.8)%	$0.69	$0.73	$(0.04)	(5.5)%

Net cash provided by operating activities	$159.9	$141.3	$18.6	13.2%	$628.5	$646.6	$(18.1)	(2.8)%
Free cash flow(1)	$89.2	$59.1	$30.1	50.9%	$365.3	$357.5	$7.8	2.2%
Fourth Quarter 2025 Commentary
Subscription revenues were $405.8 million, compared to $407.0 million in the prior year period. On an organic basis, subscription revenues increased 1.0%, driven by new sales, improved retention and pricing actions.
Re-occurring revenues were $114.1 million, compared to $112.0 million in the prior year period. Organic re-
occurring revenues declined 1.2%, primarily reflecting lower Intellectual Property (“IP”) volumes and sales.
Total recurring revenues, which include subscription and re-occurring revenues, increased 0.5% organically, compared to the prior year period, underscoring the resilience of Clarivate’s recurring revenue base.
Transactional revenues were $97.1 million compared to $144.0 million in the prior year period, reflecting the impact of divestitures and disposals in Academia & Government (“A&G”) and Life Sciences & Healthcare
(“LS&H”). On an organic basis, transactional revenues declined 11.9%, primarily due to lower IP volumes.
Full Year 2025 Commentary
Subscription revenues were $1,605.5 million, compared to $1,626.8 million in the prior year. Organic subscription revenues increased 0.8%, driven by new customer wins, improved retention, and pricing.

Re-occurring revenues were $434.2 million, compared to $429.8 million in 2024. Organic re-occurring revenues declined 0.4%, primarily due to lower IP segment volumes and sales.
Total recurring revenues, consisting of subscription and re-occurring revenues, increased 0.6% organically, compared to 2024, reflecting continued progress toward a more stable and predictable revenue profile.
Transactional revenues were $415.5 million compared to $500.1 million in the prior year, reflecting the impact of divestitures and disposals in A&G and LS&H segments. Organic transactional revenues declined 4.8%, primarily due to lower IP segment volumes.
Balance Sheet and Cash Flow
As of December 31, 2025, cash and cash equivalents were $329.2 million, an increase of $34.0 million compared to December 31, 2024.
Total debt outstanding was $4,469.9 million as of December 31, 2025, a decrease of $101.2 million compared to the prior year, driven by a $100.0 million accelerated debt repayment completed in September 2025. An additional $100.0 million accelerated debt repayment was made in January 2026, fully redeeming the senior secured notes due November 2026.
Net cash provided by operating activities for the full year 2025 was $628.5 million compared to $646.6 million in the prior year. Free cash flow increased $365.3 million compared to $357.5 million in 2024, reflecting continued
strong cash generation.
Outlook for 2026 (forward-looking statement)
The full-year outlook presented below assumes no further acquisitions, divestitures, or other unanticipated events.

Full Year 2026 Outlook
Organic ACV	2.0% to 3.0%
Recurring Organic Revenue Growth	0.75% to 2.25%
Revenues	$2.30B to $2.42B
Adjusted EBITDA(1)	$980M to $1.04B
Adjusted EBITDA Margin(1)	42.0% to 43.5%
Adjusted Diluted EPS(1)(2)	$0.70 to $0.80
Free Cash Flow(1)	$365M to $435M
Notes to press release
(1) Non-GAAP measure. Please see “Reconciliations to Certain Non-GAAP Measures” in this release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this press release.
(2) Adjusted diluted EPS for 2026 is calculated based on approximately 650 million fully diluted adjusted weighted average ordinary shares outstanding.
Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the fourth quarter and full year at 9:00 a.m.
Eastern Time. The webcast is open to all interested parties and may include forward-looking information.
The live webcast of the earnings call will be accessible through the investor relations section of the Company’s website. To join the webcast please visit https://events.q4inc.com/attendee/295400608.
Interested parties may access the live audio broadcast. U.S. participants may call 800-715-9871; international participants may call +1 646-307-1963 (long-distance charges will apply). The conference ID number is 7258454.
A replay of the webcast will also be available on https://ir.clarivate.com beginning two hours after the conclusion of the live call and will remain available for one year.

Use of Non-GAAP Financial Measures
This release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted diluted EPS, and Free cash flow. Non-GAAP financial measures are not recognized terms under GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures internally in our operational and financial decision-making, to assess the operating performance of our business, to assess performance for employee compensation purposes, and to decide how to allocate resources. We believe that such measures allow us to focus on what we deem to be more reliable indicators of ongoing operating performance and our ability to generate cash flow from operations, and we also believe that investors may find these non-
GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. Further, these measures can be useful in evaluating our performance against our peer companies because we believe they provide users with valuable insight into key components of our GAAP financial disclosure. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.
Forward-Looking Statements
This release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “safe harbor provisions” of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,”
“anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, the anticipated divestiture of our LS&H business or any other strategic transactions we may explore, anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, anticipated transactions, and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, and forecasts concerning future events impacting us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in Item 1A. Risk Factors in our annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-
looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Please consult our public filings with the SEC, which are also available on our website at
www.clarivate.com.
About Clarivate
Clarivate is a leading global provider of transformative intelligence. We offer enriched data, insights & analytics, workflow solutions and expert services in the areas of Academia & Government, Intellectual Property, and Life Sciences & Healthcare.
For more information, please visit www.clarivate.com.

Consolidated Balance Sheets (Unaudited)

	As of December 31,
(in millions)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash	$329.2	$295.2
Accounts receivable, net	821.7	798.3
Prepaid expenses	94.2	85.9
Other current assets	64.9	65.2
Total current assets	1,310.0	1,244.6
Property and equipment, net	52.7	53.5
Other intangible assets, net	8,008.1	8,441.2
Goodwill	1,566.7	1,566.6
Other non-current assets	68.1	82.2
Deferred income taxes	17.2	48.5
Operating lease right-of-use assets	46.6	53.6
Total assets	$11,069.4	$11,490.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$150.6	$124.5
Accrued compensation	146.7	119.2
Accrued expenses and other current liabilities	273.0	308.8
Current portion of deferred revenues	878.6	859.1
Current portion of operating lease liability	18.4	20.6
Current portion of long-term debt	101.5	1.3
Total current liabilities	1,568.8	1,433.5
Long-term debt	4,321.5	4,518.7
Other non-current liabilities	86.2	72.5
Deferred income taxes	212.1	273.3
Operating lease liabilities	37.9	53.2
Total liabilities	6,226.5	6,351.2
Commitments and contingencies
Shareholders' equity:
Ordinary Shares, no par value; unlimited shares authorized; 640.7 and 691.4 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	12,810.6	12,978.8
Accumulated other comprehensive loss	(453.1)	(526.3)
Accumulated deficit	(7,514.6)	(7,313.5)
Total shareholders' equity	4,842.9	5,139.0
Total liabilities and shareholders' equity	$11,069.4	$11,490.2

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2025	2024	2025	2024
Revenues	$617.0	$663.0	$2,455.2	$2,556.7
Operating expenses:
Cost of revenues	204.8	227.7	833.6	869.2
Selling, general and administrative costs	179.1	180.8	708.6	727.6
Depreciation and amortization	189.1	186.0	757.2	727.0
Goodwill and intangible asset impairments	15.0	224.1	15.0	540.7
Restructuring and other impairments	4.8	5.4	50.7	19.6
Other operating expense (income), net	(17.2)	(98.7)	18.6	(51.8)
Total operating expenses	575.6	725.3	2,383.7	2,832.3
Income (loss) from operations	41.4	(62.3)	71.5	(275.6)
Fair value adjustment of warrants	—	—	—	(5.2)
Interest expense, net	66.0	69.9	265.4	283.4
Income (loss) before income taxes	(24.6)	(132.2)	(193.9)	(553.8)
Provision (benefit) for income taxes	(27.7)	59.6	7.2	82.9
Net income (loss)	3.1	(191.8)	(201.1)	(636.7)
Dividends on preferred shares	—	—	—	31.3
Net income (loss) attributable to ordinary shares	$3.1	$(191.8)	$(201.1)	$(668.0)

Per share:
Basic	$0.00	$(0.27)	$(0.30)	$(0.96)
Diluted	$0.00	$(0.27)	$(0.30)	$(0.96)

Weighted average shares used to compute earnings per share:
Basic	654.2	702.8	673.3	693.6
Diluted	662.3	702.8	673.3	693.6

Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(In millions)	2025	2024
Cash Flows From Operating Activities
Net income (loss)	$(201.1)	$(636.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	757.2	727.0
Share-based compensation	63.1	59.9
Restructuring and other impairments, including goodwill	18.6	540.3
Gain on sale from divestitures	—	(54.7)
Deferred income taxes	(41.5)	21.2
Amortization and write-off of debt issuance costs	14.3	16.4
Other operating activities	14.4	(1.9)
Changes in operating assets and liabilities:
Accounts receivable	(5.0)	92.6
Prepaid expenses	(7.5)	1.5
Other assets	3.2	(0.8)
Accounts payable	22.8	(15.0)
Accrued expenses and other current liabilities	(11.3)	3.8
Deferred revenues	(2.6)	(106.2)
Operating leases, net	(5.4)	(9.6)
Other liabilities	9.3	8.8
Net cash provided by operating activities	628.5	646.6
Cash Flows From Investing Activities
Capital expenditures	(263.2)	(289.1)
Payments for acquisitions, net of cash acquired	—	(32.0)
Proceeds from divestitures, net of cash divested	—	84.4
Net cash used for investing activities	(263.2)	(236.7)
Cash Flows From Financing Activities
Principal payments on debt	(600.0)	(198.1)
Proceeds from issuance of debt	500.0	—
Payment of debt issuance and extinguishment costs	(9.4)	(20.1)
Repurchases of ordinary shares	(224.5)	(200.0)
Cash dividends on preferred shares	—	(37.7)
Payments related to tax withholding for share-based compensation	(10.4)	(15.6)
Other financing activities	1.2	1.4
Net cash used for financing activities	(343.1)	(470.1)
Effects of exchange rates	11.8	(15.3)
Net change in cash and cash equivalents, including restricted cash	34.0	(75.5)
Cash and cash equivalents, including restricted cash, beginning of period	295.2	370.7
Cash and cash equivalents, including restricted cash, end of period	$329.2	$295.2
Supplemental Cash Flow Information:
Cash paid for interest	$256.3	$265.3
Cash paid for income tax	$42.1	$52.9

Supplemental Revenues Information
Annualized contract value (“ACV”), at any point in time, represents the annualized value of all active customer subscription-based license agreements for the next 12 months, assuming those coming up for renewal during the measurement period are renewed at their current price level. Our organic ACV grew 1.8% in 2025, compared to
2024, primarily driven by improved product pricing. Our total ACV for 2025, compared to 2024, declined 1.0%
primarily due to the wind-down of certain product groups beginning in the first quarter of 2025.
The following tables present our revenues by type and by segment for the periods indicated, as well as the components driving the changes between periods.

	Three Months Ended December 31,		Change		% of Change
	2025	2024	$	%	Acquisitions	Disposals	FX	Organic
Subscription	$405.8	$407.0	$(1.2)	(0.3)%	—%	(2.4)%	1.1%	1.0%
Re-occurring	114.1	112.0	2.1	1.9%	—%	0.1%	3.0%	(1.2)%
Recurring revenues	519.9	519.0	0.9	0.2%	—%	(1.8)%	1.5%	0.5%
Transactional	97.1	144.0	(46.9)	(32.6)%	—%	(21.3)%	0.6%	(11.9)%
Revenues	$617.0	$663.0	$(46.0)	(6.9)%	—%	(7.0)%	1.3%	(1.2)%

	Year Ended December 31,		Change		% of Change
	2025	2024	$	%	Acquisitions	Disposals	FX	Organic
Subscription	$1,605.5	$1,626.8	$(21.3)	(1.3)%	0.1%	(2.7)%	0.5%	0.8%
Re-occurring	434.2	429.8	4.4	1.0%	—%	—%	1.4%	(0.4)%
Recurring revenues	2,039.7	2,056.6	(16.9)	(0.8)%	0.1%	(2.2)%	0.7%	0.6%
Transactional	415.5	500.1	(84.6)	(16.9)%	0.1%	(12.6)%	0.4%	(4.8)%
Revenues	$2,455.2	$2,556.7	$(101.5)	(4.0)%	0.1%	(4.7)%	0.7%	(0.1)%

	Three Months Ended December 31,		Change		% of Change
	2025	2024	$	%	Acquisitions	Disposals	FX	Organic
Academia & Government	$312.3	$342.9	$(30.6)	(8.9)%	—%	(10.9)%	0.9%	1.1%
Intellectual Property	206.4	209.1	(2.7)	(1.3)%	—%	—%	2.5%	(3.8)%
Life Sciences & Healthcare	98.3	111.0	(12.7)	(11.4)%	—%	(9.9)%	0.4%	(1.9)%
Revenues	$617.0	$663.0	$(46.0)	(6.9)%	—%	(7.0)%	1.3%	(1.2)%

	Year Ended December 31,		Change		% of Change
	2025	2024	$	%	Acquisitions	Disposals	FX	Organic
Academia & Government	$1,266.0	$1,326.4	$(60.4)	(4.6)%	—%	(6.7)%	0.5%	1.6%
Intellectual Property	799.4	811.4	(12.0)	(1.5)%	0.1%	(1.0)%	1.3%	(1.9)%
Life Sciences & Healthcare	389.8	418.9	(29.1)	(6.9)%	0.2%	(6.0)%	0.3%	(1.4)%
Revenues	$2,455.2	$2,556.7	$(101.5)	(4.0)%	0.1%	(4.7)%	0.7%	(0.1)%

Reconciliations to Certain Non-GAAP Measures
Adjusted EBITDA and Adjusted EBITDA margin
Adjusted EBITDA represents Net income (loss) before the Provision (benefit) for income taxes, Depreciation and amortization, and Interest expense, net, adjusted to exclude share-based compensation, impairments, restructuring expenses, the impact of certain non-cash fair value adjustments on financial instruments, acquisition and/or disposal-related transaction costs, unrealized foreign currency gains/losses, legal settlements, and other items that are included in Net income (loss) for the period that we do not consider indicative of our ongoing operating performance. Net income (loss) margin is calculated by dividing Net income (loss) by Revenues. Adjusted
EBITDA margin is calculated by dividing Adjusted EBITDA by Revenues.
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the fourth quarter and full year ended December 31, 2025 and 2024 and reconciles these non-GAAP measures to our Net income (loss) and Net income (loss) margin for the same periods:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except percentages); (unaudited)	2025	2024	2025	2024
Net income (loss)	$3.1	$(191.8)	$(201.1)	$(636.7)
Provision (benefit) for income taxes	(27.7)	59.6	7.2	82.9
Depreciation and amortization	189.1	186.0	757.2	727.0
Interest expense, net	66.0	69.9	265.4	283.4
Share-based compensation expense	17.4	10.9	63.0	60.6
Goodwill and intangible asset impairments	15.0	224.1	15.0	540.7
Restructuring and other impairments	4.8	5.4	50.7	19.6
Fair value adjustment of warrants	—	—	—	(5.2)
Transaction related costs	4.0	4.3	22.5	17.9
Other(1)	(17.1)	(83.1)	21.9	(29.8)
Adjusted EBITDA	$254.6	$285.3	$1,001.8	$1,060.4

Net income (loss) margin	0.5%	(28.9)%	(8.2)%	(24.9)%
Adjusted EBITDA margin	41.3%	43.0%	40.8%	41.5%
(1) Includes the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance. The fourth quarter and full year 2024 includes a gain of $69.5 and a net gain of $54.7, respectively, from the divestitures completed in 2024.

Adjusted net income and Adjusted diluted EPS
Adjusted net income represents Net income (loss), adjusted to exclude amortization related to acquired intangible assets, share-based compensation, impairments, restructuring expenses, the impact of certain non-cash fair value adjustments on financial instruments, acquisition and/or disposal-related transaction costs, unrealized foreign currency gains/losses, legal settlements, and other items that are included in net income (loss) for the period that we do not consider indicative of our ongoing operating performance and the associated income tax impact of such adjustments.
Adjusted diluted EPS is calculated by dividing Adjusted net income by Adjusted diluted weighted average shares.
The Adjusted diluted weighted average shares calculation assumes that all instruments in the calculation are dilutive.

The following tables present our calculation of Adjusted net income and Adjusted diluted EPS for the fourth quarter and full year ended December 31, 2025 and 2024 and reconciles these non-GAAP measures to our Net income (loss) and diluted EPS for the same periods:

	Three Months Ended December 31,
	2025		2024
(In millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) and Diluted EPS	$3.1	$0.00	$(191.8)	$(0.27)
Amortization related to acquired intangible assets	135.5	0.20	137.2	0.20
Share-based compensation expense	17.4	0.03	10.9	0.02
Goodwill and intangible asset impairments	15.0	0.02	224.1	0.32
Restructuring and other impairments	4.8	0.01	5.4	0.01
Transaction related costs	4.0	0.01	4.3	0.01
Other(1)	(15.7)	(0.02)	(83.1)	(0.13)
Income tax impact of related adjustments	(34.4)	(0.05)	38.5	0.05
Adjusted net income and Adjusted diluted EPS	$129.7	$0.20	$145.5	$0.21
Adjusted weighted average ordinary shares, diluted	662.3		707.7
(1) Includes the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance. The fourth quarter 2024 includes a gain of $69.5 from the ScholarOne divestiture.

	Year Ended December 31,
	2025		2024
(In millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) and Diluted EPS	$(201.1)	$(0.30)	$(636.7)	$(0.92)
Amortization related to acquired intangible assets	545.5	0.81	554.1	0.80
Share-based compensation expense	63.0	0.09	60.6	0.09
Goodwill and intangible asset impairments	15.0	0.02	540.7	0.78
Restructuring and other impairments	50.7	0.08	19.6	0.03
Fair value adjustment of warrants	—	—	(5.2)	(0.01)
Transaction related costs	22.5	0.03	17.9	0.03
Other(1)	24.8	0.04	(29.8)	(0.08)
Income tax impact of related adjustments	(52.3)	(0.08)	4.1	0.01
Adjusted net income and Adjusted diluted EPS	$468.1	$0.69	$525.3	$0.73
Adjusted weighted average ordinary shares, diluted	679.3		721.5
(1) Includes the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance. The 2024 amount includes a net gain of $54.7 from divestitures.

Free cash flow
Free cash flow represents Net cash provided by operating activities less Capital expenditures. The following table presents our calculation of Free cash flow for the fourth quarter and full year ended December 31, 2025 and 2024 and reconciles this non-GAAP measure to Net cash provided by operating activities for the same periods:

	Three Months Ended December 31,		Year Ended December 31,
(In millions); (unaudited)	2025	2024	2025	2024
Net cash provided by operating activities	$159.9	$141.3	$628.5	$646.6
Capital expenditures	(70.7)	(82.2)	(263.2)	(289.1)
Free cash flow	$89.2	$59.1	$365.3	$357.5

Reconciliations to Certain Non-GAAP Measures - 2026 Outlook
Adjusted EBITDA and Adjusted EBITDA margin
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the 2026 outlook and reconciles these non-GAAP measures to our Net income (loss) and Net income (loss) margin for the same period:

	Year Ending December 31, 2026 (Forecasted)
(In millions); (unaudited)	Low	High
Net income (loss)	$(189)	$(124)
Provision (benefit) for income taxes	43	48
Depreciation and amortization	786	786
Interest expense, net	238	228
Share-based compensation expense	70	70
Restructuring and other impairments(1)	25	25
Transaction related costs	13	13
Other	(6)	(6)
Adjusted EBITDA	$980	$1,040

Net income (loss) margin	(8.2)%	(5.1)%
Adjusted EBITDA margin	42.0%	43.5%
(1) Reflects restructuring costs expected to be incurred in 2026 associated with the Value Creation Plan.
Adjusted diluted EPS
The following table presents our calculation of Adjusted diluted EPS for the 2026 outlook and reconciles this non-
GAAP measure to our Net income (loss) per share for the same period:

	Year Ending December 31, 2026 (Forecasted)
(Unaudited)	Low	High
Net income (loss)	$(0.29)	$(0.19)
Amortization related to acquired intangible assets	0.84	0.84
Share-based compensation expense	0.11	0.11
Restructuring and other impairments(1)	0.04	0.04
Transaction related costs	0.02	0.02
Other	0.01	0.01
Income tax impact of related adjustments	(0.03)	(0.03)
Adjusted diluted EPS	$0.70	$0.80
Adjusted weighted average ordinary shares, diluted	~650 million
(1) Reflects restructuring costs expected to be incurred in 2026 associated with the Value Creation Plan.

Free cash flow
The following table presents our calculation of Free cash flow for the 2026 outlook and reconciles this non-GAAP measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2026 (Forecasted)
(In millions); (unaudited)	Low	High
Net cash provided by operating activities	$615	$685
Capital expenditures	(250)	(250)
Free cash flow	$365	$435
Media Contact:
Amy Bourke-Waite, Senior Director, Communications & Brand
newsroom@clarivate.com
Investor Relations Contact:
Mark Donohue, Vice President, Investor Relations
investor.relations@clarivate.com
215.243.2202